EXCLUSIVE DISTRIBUTION AGREEMENT

This exclusive distribution agreement (this " Agreement") is entered into as of the 25 day of May, 2005, by and between Damiana Importing, Inc., a corporation duly formed and validly existing pursuant to the laws of the state of Texas ("DI"), having its principal place of business at 3535 Westheimer, Suite 225, Houston, TX 77027, and Drinks Americas, Inc., a corporation duly formed and validly existing pursuant to the laws of the State of Delaware ("Distributor"), having its principal place of business at 372 Danbury Road, Suite 163, Wilton, CT 06897.

BACKGROUND:

On January 19, 1998, DI, as Representative / Importer / Distributor, executed that certain Exclusive Representation and Distribution Agreement with Damiana de Mexico, S.A. de C.V. (a Mexican mercantile partnership, hereinafter referred to as "Damiana") (hereinafter referred to as the "Distribution Agreement", which Distribution Agreement is annexed hereto as Exhibit A and made a part hereof), pursuant to which DI became Damiana's exclusive United States importer and distributor (covering the entire United States of America, Puerto Rico, and the American Virgin Islands, collectively hereinafter referred to as the "Territory") for the sale and distribution of Guaycura Licor de Damiana (hereinafter referred to as the "Product") in the Territory.

The Distribution Agreement had an initial term of five (5) years, expiring on January 31, 2003, but has been renewed according to its terms for an additional five (5) years, expiring on January 31, 2008.

DI has recognized that Distributor possesses marketing and distribution management expertise as well as access to a distribution network in the Territory. Distributor believes it can effectively market, distribute and sell the Product in the Territory.

At this time, DI wishes to retain the services of Distributor and to appoint Distributor its exclusive agent to market, distribute and sell the Product in the Territory, effectively subcontracting its obligations under the Distribution Agreement by and between DI and Damiana. Distributor wishes to undertake such rights and obligations.

NOW, THEREFORE, in consideration of the promises and other good and valuable considerations, the parties hereto, intending to be legally bound, hereby agree as follows:

1.. **Distribution Agreement**.

This Agreement is subject to the terms and conditions of the Distribution Agreement, which Distribution Agreement is hereby incorporated by reference. Distributor has read and approved all of the terms and conditions set forth in the Distribution Agreement. Distributor covenants and agrees to abide by and undertake the obligations of DI to Damiana and the restrictions set forth in the Distribution Agreement in all cases as if DI were party to the Distribution Agreement. In no event shall this Section 1 be deemed an assignment or transfer of contractual rights.

2. **Appointment; Purchase Commitment**.

(a) DI hereby appoints Distributor as its exclusive agent and master distributor for the Product in the Territory. Distributor hereby accepts such appointment, subject to the terms and conditions of this Agreement; and shall, during the term of this Agreement, distribute the Product throughout the Territory consistent with the approved business plan adopted annually by and between DI and Distributor pursuant to this Agreement. Distributor shall be responsible for the distribution of the Product in the Territory, and DI and Distributor shall work together to devise methods of sales and marketing in order to expedite the distribution of the Product. All marketing costs, bill backs, unsalable cost where the Product is discontinued, incentives, brand promotion and programming costs that predate the fifteenth day following the effective date of this Agreement will be borne by DI.

(b) Distributor shall be obligated to purchase the minimum volume of Product set forth on Exhibit D attached hereto on an annual basis. In the event Distributor has failed to purchase the minimum volume for a given year by a date which is thirty (30) days prior to the end of that fiscal year, DI shall send Distributor and invoice for the shortfall of Product Volume which shall be due and payable in accordance with Section 4(a) hereof. For purposes of Section 4(a) the invoice of DI for such shortfall shall be deemed a bill of lading solely for purposes of determining when payment is due.

3. **Duration**

(a) The term of this Agreement shall be coterminous with the Distribution Agreement (the "Initial Term"), unless sooner terminated in accordance with the terms of this Agreement or the Distribution Agreement, and shall include any Renewal Term provided renewal occurs in accordance with Section 3(b).

(b) Provided this Agreement is otherwise still in effect at the end of the initial Term or any Renewal Term, this Agreement shall be automatically renewed for an additional Renewal Term of five (5) years, unless either party delivers to the other written notice of non-renewal at least 180 days in advance of the end of the Initial Term or any Renewal Term, as the case may be.

4. **Transfer of Title and Risk; Terms of Sale and Payment**

(a) Transfer of title and risk, and delivery of Product to Distributor shall be FOB (TX, USA or agreed to point) at the prices set in accordance with Schedule A, and as amended hereafter from time to time pursuant to Section 4(c) below. Payment shall be made in U.S. dollars to a bank designated by DI, due on the dates as provided herein below, from the date of the bill of lading: Sixty (60) days for the first year, thereafter, forty-five days from the date of the bill of lading.

(b) Distributor and DI agree for the first three years of the term of this Agreement that net brand contribution will be shared 70% to DI, and 30% to Distributor on existing case business, and split 30% to DI and 70% to Distributor for brand contribution on case sales above base year sales. Base years sales of 1800 cases will be used for this formula. Beginning in year four, Distributor agrees to pay DI $3.00 per case royalty on all cases sold to distributors in the Territory until the final year of this agreement. For purposes of this profit split, "net brand contribution" shall mean the sales price per case less shipping and handling costs in an amount not to exceed $4.50 per case less taxes and duties. Net brand contribution shall expressly exclude: any fixed or variable overhead of Distributor or its agents and subcontractors and the costs of any marketing, programming, promotional expenses or other related costs .

(c) DI may increase the price of the Product upon not less than one hundred twenty (120) days' prior written notice to Distributor. DI agrees to refrain from any price increases during the first twelve (12) months of this Agreement. Thereafter, DI shall not increase prices of the Product more than once in any six month period and only to the extent that DI has incurred increased variable costs for raw materials, packaging or direct labor. Any orders for Product placed by Distributor prior to the effective date of the increased price shall be purchased at the price in effect prior to the increase. DI recognizes the need for the Product to be priced competitively at wholesale, retail and consumer levels and agrees to refrain

from price increases that exceed those of Mexican suppliers for comparable products.

5. **Marketing, Advertising and Management.**

Distributor shall be responsible for the creation, development and implementation of all marketing, advertising, promotional, and sales efforts for the Product. Distributor shall use commercially reasonable efforts to market and promote the Product in the Territory and shall comply with any policies, programs, and requirements regarding marketing, advertising and promotion as are set forth in the Distribution Agreement and as may otherwise be communicated by Distributor or Damiana to Distributor from time to time. Distributor shall provide DI with reasonable advanced notice and descriptions of marketing, advertising and promotional efforts (including any print, audio, video, internet, email or other forms of communications, advertisements or promotions to ensure that Product campaigns are reasonably aligned with Damiana's uses of the Trademarks outside the Territory. At least once per year during the term hereof, Distributor shall review with DI, Distributor's plans for the following contract year. Distributor shall be responsible for all costs of the marketing, advertisement and promotion of the Product in the Territory. Distributor shall ensure that its marketing and advertising efforts are of high quality and in good taste and will preserve the professional image and reputation of DI and Damiana and the Product.

DI shall not sell or otherwise transfer any Product to any distributor located outside the Territory whom DI knows, or has reason to believe, will, either directly or indirectly sell or otherwise transfer Product into the Territory. DI agrees that it will not produce, or act as co-packer or bottler, for any product similar to that listed in Schedule B, which DI knows, or has reason to believe, will be offered for sale in the Territory.

6. **Packaging.**

DI shall be responsible for costs of packaging changes required for the Product to comply with the packaging/labeling legal standards and regulations applicable in the Territory; provided that Damiana bears such costs under the Distribution Agreement, to which effect Distributor shall inform and specify to DI the extent of any such requirements at least ninety (90) days in advance of the shipping of the Product for sale in the Territory. Changes to the Product's packaging for marketing or strategic reasons shall be by mutual agreement. DI's consent will not be unreasonably withheld. Costs related to such changes will be borne by Distributor.

7. **Covenants of Distributor.**

Distributor covenants to DI that during the term of this Agreement:

(a) Distributor will acquire federal, state or local licenses, or permits that might become necessary to conduct its business as a marketer of the Product and to engage in the transactions intended by this Agreement.

(b) Distributor shall provide distributor sales and broker sales networks within the Territory.

(c) Distributor shall conduct its activities under this Agreement in accordance with local, state and federal laws and regulations regarding the import, distribution, marketing and sale of the Product.

(d) Distributor shall monitor its customers' inventories of the Product to ensure that quantities are adequate to service the requirements of the markets in the Territory. Distributor shall promptly deliver, or arrange for direct import shipments of the Products, to its customers in the Territory in accordance with good business practice and local custom.

(e) Distributor has the authority to enter into and carry out its obligations under this Agreement, and upon its execution, this Agreement shall be a binding obligation of Distributor, enforceable against Distributor in accordance with its terms except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application relating to creditors' rights and subject to the availability of equitable remedies.

(f) Distributor shall not sell or otherwise transfer any Product to any distributor located within the Territory whom Distributor knows, or has reason to believe, will, either directly or indirectly, sell or otherwise transfer the Product outside of the Territory.

8. **Representations and Warranties of DI.**

DI represents and warrants to Distributor as follows:

(a) DI has the authority to enter into and carry out its obligations under this Agreement, and upon its execution, this Agreement shall be a binding obligation of DI, enforceable against it in accordance with its terms except to the extent such enforceability may be limited by bankruptcy, insolvency,

reorganization, moratorium and other laws of general application relating to creditors' rights and subject to the availability of equitable remedies..

(b) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not act as a breach of any agreement or understanding to which DI is a party (including, without limitation, the Distribution Agreement).

(c) DI has the right to designate and appoint Distributor as importer and distributor of the Product in the Territory. DI shall cause any previously designated distributor for the Territory to relinquish and surrender any and all such rights, and to require such distributor to execute a transitional service agreement with Distributor.

(d) The Product sold to Distributor shall be free and clear of any liens or encumbrances. Neither the execution of this Agreement, nor compliance with its terms, will result in the creation or imposition of any lien, charge, encumbrance or restriction of any nature by any third party upon the Product sold to Distributor.

9. **Product Liability and Returns.**

(a) During the term of this Agreement, DI and Distributor shall maintain, in full force and effect, such insurance in such amounts as is customary in the industry.

(b) Any Product not merchantable due to quality deficiencies, packaging problems or errors committed by DI or its suppliers not resulting from Distributor's acts or omissions under this Agreement may be returned to DI at DI's cost, for full credit or replacement, provided that notice of such defect, if patent, is given to DI within two (2) months of receipt of shipment of the Product and, if latent, within three (3) months after Distributor's knowledge of the defect. DI shall not be obligated to issue a credit or replacement for any Product: (1) that has been rendered un-merchantable by inordinate delays in shipping, improper, handling or other negligent acts on the part of Distributor or its customers, or (2) that is refused for like credit when presented by DI to Damiana under the Distribution Agreement. Notice of un-merchantable Product shall be given to all parties upon receipt of such information.

(c) DI will enforce its rights and diligently pursue remedies to which it is entitled with respect to Damiana's warranties of quality and compliance

with governmental quality standards under Section 6(D) of the Distribution Agreement. In the event that (i) the Product sold to Distributor under this Agreement shall not be merchantable nor fit for human consumption, or (ii) the Product is not manufactured, packaged and labeled in conformity with applicable U.S. federal, state and local laws, rules and regulations and, specifically, the rules and regulations of the Bureau of Alcohol, Tobacco and Firearms (BATF), then Distributor's sole remedies hereunder shall be the damages and other remedies that DI is able to obtain from Damiana directly under the Distribution Agreement. In no event shall Distributor be entitled to participate in any way in the enforcement of DI's contractual rights or breaches thereof under the Distribution Agreement. Distributor shall inform DI in writing in advance to shipping of Product, of all said requirements and standards under such laws, rules and regulations, as well as keep it informed of any changes and proposed changes thereto, in order for DI to have adequate lead time to ascertain compliance therewith or effect any changes thereto; any failure by DI its obligations hereunder resulting from the need to ascertain compliance with such laws, rules and regulations or effect any changes thereto shall be considered an event of force majeure.

10. **Refusal Rights.**

(a) During the term of this Agreement, Distributor shall have the right to accept or decline the introduction, entry or re-entry into the Territory of any new item, product, product line extension or other beverages of Supplier, excepting those specific Products set forth on Schedule "B."

(b) Beverages accepted by Distributor shall become Products and be deemed included on Schedule "B."

(c) In the event Distributor should decline such beverage(s), in the understanding that absence a written acceptance or decline, a non-response Distributor ninety (90) days after DI has delivered to it notice in writing of its intent to introduce such beverage(s) to the Territory, DI shall be authorized to enter into any agreement with a third party to, or to directly or indirectly itself, introduce or sell such beverage(s) into or within the Territory with the implied consent of Distributor.

11. **Trademarks.**

(a) DI represents and warrants that it has the right to use on the Product and sublicense the trademarks and/or brand names in the Territory in accordance with, pursuant to and subject to the Distribution Agreement.

(b) DI hereby grants to Distributor a license (exclusive, as to the Territory) to use the trademarks and brand names in the Territory for the Initial and each Renewal Term of this Agreement for the purpose of the marketing, sale, promotion and distribution of Product.

(c) Distributor expressly agrees that the trademarks are the property of Damiana and that Distributor neither shall make a claim nor assert any right to, or interest in, the trademarks during or after the expiration or termination of this Agreement, except the right to limited non-exclusive use in accordance with the foregoing provisions. Further, Distributor agrees to notify DI in the event it becomes aware of any infringement upon the trademarks by third parties and to cooperate with DI in all efforts to protect the trademarks and/or prosecute infringers. DI shall be responsible for all legal expenses incurred in seeking such protection.

(d) In the event Distributor notifies DI of an alleged infringement by a third party and DI declines to undertake to enforce its trademark rights, upon written request from the Distributor, DI shall provide Distributor with any authorizations necessary in order that the Distributor may protect the trademarks at DI's expense.

(e) With regard to trademarks related to new products and brands developed jointly by Distributor and DI to be distributed by Distributor in the Territory and produced by DI, Distributor shall own these trademarks and Distributor hereby grants to DI a license to use such trademarks for the initial and each Renewal Term of this Agreement for the purpose of the manufacturing and packaging these products.

12. **Termination.**

(a) Either party may terminate this Agreement prior to its normal expiration in the event the other party materially breaches its obligations under this Agreement by giving the breaching party written notice describing the breach in detail and giving the breaching party ninety (90) days to cure the breach (or to begin and diligently pursue such cure). If the breach has not been cured (or begun to be cured, if such cure could not really be reasonably effected within such ninety days) within the

ninety day notice period, then the party giving notice of breach may immediately terminate the Agreement.

(b) DI may terminate this Agreement for any reason prior to its expiration with compensation to Distributor in the event such termination, is not effected pursuant to Section 12.

In the event DI terminates this Agreement after six (6) months from its start date but prior to its expiration, DI will compensate Distributor $15.00 per case for all cases in excess of 2000 (two thousand) cases of business over the last 12 (twelve) months.

13. **Events Following Expiration or Termination.**

Upon the expiration or termination of this Agreement, the following shall occur:
(i) All rights, licenses and privileges granted to Distributor under this Agreement shall immediately cease and terminate;
(ii) Distributor shall discontinue the use of the Trademarks except for the purpose of liquidating remaining inventory; and
(iii) DI shall have the option, at its sole discretion, to purchase back from Distributor, and by doing so require Distributor to sell to DI, any unsold inventory of the Products in Distributor's possession or control that Distributor purchased from DI, provided that such Products are unopened and in saleable condition. The price to be paid by DI for the purchase of such inventory shall be the purchase price actually paid by Distributor for the Products, increased by the cost for the transportation of the Products. In the event that DI does not repurchase all unsold inventory of the Products as specified above, Distributor shall be permitted to sell said unpurchased inventory for a period of one year following the termination or expiration of the Agreement consistent with the terms of this Agreement.

14. **Limitation of Liability; Indemnification.**

(a) LIMITATION OF LIABILITY. IN NO EVENT WILL ANY PARTY BE LIABLE FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL LOSSES OR DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES IN CONTRACT, TORT OR OTHERWISE) UNDER OR IN RESPECT OF THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE HEREUNDER HOWEVER CAUSED, WHETHER OR NOT ARISING OUT OF SUCH PARTY'S SOLE, JOINT OR CONCURRENT NEGLIGENCE.

(b) Mutual Indemnification.

(i) Indemnification by Distributor. Distributor shall indemnify, defend and hold DI, its directors, shareholders, officers, employees and agents (collectively, the "DI Indemnified Parties") harmless from and against any costs, losses, liabilities and expenses, including all court costs, reasonable expenses and reasonable attorney's fees (collectively, "Losses") that any such DI Indemnified Party may suffer, incur or be subject to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising, out of or as a result of Distributor's activities and performance under this Agreement.

(ii) Indemnification by DI. DI shall indemnify, defend and hold Distributor, its directors, shareholders, officers, employees and agents (collectively, the Distributor Indemnified Parties") harmless from and against any Losses that any such Distributor Indemnified Party may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, arising out of or as a result of breach of this Agreement by DI.

(iii) Indemnification Procedures. If any party entitled to indemnification under this Section 14(b) (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which the Indemnifying Party is responsible and shall cooperate with the Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section 14(b) except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

15. **Choice of Law and Dispute.**

(a) Choice of Law. This Agreement shall be governed by and construed in accordance with, and enforced under, the laws of the State of New York, without giving effect to its principals of conflicts of law.

(b) Agreement to Dispute Resolution Procedure:
Any dispute, claim, or controversy arising out of or relating to this agreement, or the performance, breach, validity, interpretation, application, or termination thereof ("Dispute"), shall be resolved in accordance with the procedures specified in this Section 15, which shall be the sole and exclusive procedures for the resolution of any such Disputes.

(c) Mediation:
If any dispute has not been resolved by good faith negotiations, the parties shall endeavor to settle the Dispute by good faith Mediation. Any party may give written notice of mediation. The parties shall attempt to agree upon a qualified, neutral individual who shall serve as mediator. If the parties fail to agree on a mediator within fifteen (15) days of delivery of the notice of mediation, the mediator will be appointed by the American Arbitration Association from its roster of neutral mediators.

The mediation shall occur in a mutually agreed upon location within thirty (30) days after appointment of a mediator, or at such other time and place as the parties may agree. Any Dispute which remains unresolved for forty-five (45) days after appointment of a mediator shall be settled by arbitration in accordance with Section 15(d).

If a party refuses to participate in the mediation process as provided herein, any other party may immediately initiate arbitration as provided in Section 15(d).

Unless otherwise agreed by the parties or ordered by the arbitrator in a subsequent arbitral proceeding as provided herein, the parties shall bear the cost of the mediation equally between them.

Other than that with respect to its occurrence or the failure to occur, the mediation is in all respects confidential and shall be treated as

compromise and settlement negotiations for purposes of applicable rules of evidence.

The mediator may not serve as an arbitrator in any subsequent arbitration proceedings concerning the Dispute.

(d) Agreement to Arbitrate.

Any Dispute which has not been resolved by a non-binding procedure as provided herein within forty-five (45) days of the initiation of such procedure, shall be finally resolved by binding arbitration in accordance with the then current American Arbitration Association International Arbitration Rules ("AAA International Rules"), and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrators shall determine the matters at issue in the Dispute in accordance with the substantive law of the State of New York in the United States of America.

The dispute shall be heard and determined by an Arbitral Tribunal consisting of three arbitrators, each of whom shall be independent and impartial. Each party shall, within thirty (30) days after commencement of the arbitration, select one person to act as arbitrator. The two arbitrators so selected shall, within fifteen (15) days of their appointment, select a third arbitrator who shall serve as the chairperson of the Arbitral Tribunal. The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the dispute.

If a party fails to appoint an arbitrator as provided herein, or if the arbitrators selected by the parties are unable or fail to agree upon a third arbitrator within twenty (20) days of their appointment, then that arbitrator shall be selected and appointed in accordance with the AAA International Rules. The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute. The Arbitral Tribunal shall determine a neutral location in which to conduct the arbitration.

Should an arbitrator die, resign, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy on the Arbitral Tribunal. The vacancy shall be filled by the method by which that arbitrator was originally appointed.

The arbitrators shall be bound by and shall follow the then current ABA/AAA Rules of Ethics for Arbitrators.

Unless the parties agree otherwise, the parties, the arbitrator, and the AAA shall treat the dispute resolution proceedings provided for herein, and related disclosures, and the decisions of the arbitrator, as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings, such as a judicial challenge to, or enforcement of, the arbitral award, and unless otherwise required by law to protect a legal right to a party.

16. **Miscellaneous.**

(a) All notices or consents provided for by this Agreement shall be in writing and shall be delivered by hand or registered or certified mail to the party to whom notice or consent is to be given at the address set forth above. Such notice may be given by facsimile but a confirming copy must be delivered by hand or registered or certified mail. The date of delivery of the written confirmation will be considered the effective date of delivery of notice.

(b) This Agreement represents the entire agreement between the parties, supersedes all their prior oral or written agreements or understandings relating to this specific subject matter, and shall not be changed except by a further written agreement or a written amendment to this Agreement executed by both parties. No waiver of any term, condition or covenant of this Agreement shall be binding and effective unless the same shall be in writing and signed by all the parties hereto. This Agreement shall be binding upon the parties hereto, their heirs, assigns, successors and legal representatives.

(c) The failure by either party to exercise any of its rights under this Agreement shall not be construed as a waiver of such rights. Any such failure shall not preclude the exercise of such rights at any later time.

17. **Force Majeure.**

If any party is prevented from performing any of its obligations hereunder (other than the payment of money which for purposes of this Agreement shall not be a force majeure event) by an occurrence beyond its reasonable control such as, but not limited to, terrorism, acts of God, fire, flood, war, insurrection, raw material

shortage, strikes, or lack of common carrier facilities, then the affected party shall be excused from performance for so long as such occurrence exists.

18. **Severability.**

If any term of this Agreement is in violation of, or prohibited by, any applicable law or regulation, such term shall be deemed as amended or deleted to conform to such law or regulation without invalidating or amending or deleting any other term of this Agreement.

19. **Assignment.**

Neither party may assign the Agreement without the prior written consent of the other party which cannot be unreasonably withheld; provided that, DI shall be entitled to assign any and all rights and responsibilities under this Agreement to an affiliate. Any purported assignment without such consent shall be null and void.

20. **Notice.**

Any required notices pursuant to this Agreement shall be sent to:

For Distributor: Drinks Americas Inc, 372 Danbury Road, Suite 163, Wilton, CT 06897
With copy to: Fredrick Schulman, Esq, 241 Fifth Avenue, Suite 302, New York, NY 10016

For DI: Damiana Importing, Inc, 3535 Westheimer, Suite 225, Houston, TX 77027
ATTN: James McCartney CEO

21. **Relationship of the Parties.** The parties acknowledge that no joint venture has been created by this Agreement and that neither party can take any action that is legally binding on the other party without the prior consent of the party to be charged. The parties are independent contractors. Neither is an employee of the other except with respect to the limited agency set forth in this Agreement. The acts and omissions of either party shall not create any liability for the other. Neither party has the right to bind the other party hereunder except as strictly set forth in this Agreement.

22. This agreement relates only to the following Product: "Guaycura Licor de Damiana" wich is produced by "Damiana" in the Territory of Mexico and Distributed in the Territory of United States of America. "Damiana" reserves the

right to appoint different Importers and Suppliers for the other brands in its portfolio, and this agreement will take effect only for "Guaycura Licor de Damiana" brand.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed on the day and year first above written.

Damiana Importing, Inc.

By: ______________________
Name: James McCartney
Title: CEO

Damiana de Mexico, SA de CV,

By: ______________________
Name: Juan Lozano

Drinks Americas, Inc.

By: ______________________
Name: J. Patrick Kenny
Title: CEO

Schedule "A"

PRICES

750 mL - $45.00 USD 12 Pack

50 mL - $42.00 USD 50 Pack loose FOB Texas, USA or as mutually agreed by the Parties.

Schedule "B"

PRODUCTS

Guaycura Licor de Damiana

Schedule "C"

TRADEMARKS/TRADE NAMES

Name

Damiana Liqueur

Damiana

Guaycura

Guaycura Licor de Damiana (the Original)

Original Damiana Margarita

Original Damiana Liqueur

Schedule "D"

PERFORMANCE STANDARDS

Volume in physical cases – shipped

Volume Year 1	1800
Volume Year 2	2000
Volume Year 3	2200
Volume Year 4	2500
Volume Year 5	2800